UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No.  4 )*



                         LONDON INTERNATIONAL GROUP PLC
                 -----------------------------------------------
                               (Name of Issuer)

                Common Stock, par value (Pound Sterling) 0.10 per share
                 -----------------------------------------------
                        (Title of Class of Securities)

                                  541833307
                 -----------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.    541833307              13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           B.A.T Industries p.l.c.

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /

                                                                      (b) / /

 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           England

               5   SOLE VOTING POWER
 NUMBER OF
   SHARES               -0-
BENEFICIALLY
   OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING              -0-
   PERSON
    WITH       7   SOLE DISPOSITIVE POWER

                        -0-

               8   SHARED DISPOSITIVE POWER

                        -0-

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0

 12   TYPE OF REPORTING PERSON*

           HC



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 4 pages

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          Items 4 and 5 of the Statement on Schedule 13G, dated February 11,
1998, filed by B.A.T Industries p.l.c., are hereby amended and restated to read in their entirety as follows:

Item 4         Ownership

               (a)  Amount Beneficially Owned:

                          0

               (b)  Percent of Class:

                          0

               (c)  Number of shares as to which person has:

                    (i)    Sole voting power:                 -0-
                    (ii)   Shared voting power:               -0-
                    (iii)  Sole disposition power:            -0-
                    (iv)   Shared disposition power:          -0-

Item 5: If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. /x/


























                               Page 3 of 4 pages
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                                  SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       B.A.T INDUSTRIES p.l.c.


Dated December 22, 1998           By:  /s/ Anthony Robert Holliman
                                       Name:  Anthony Robert Holliman
                                       Title:  Assistant Corporate Secretary


































                               Page 4 of 4 pages